Exhibit 7

Exhibit 7 to Form T-1

Bank Call Notice

RESERVE DISTRICT NO. 2

CONSOLIDATED REPORT OF CONDITION OF

JPMorgan Chase Bank, N.A.

of 1111 Polaris Parkway, Columbus, Ohio 43271

and Foreign and Domestic Subsidiaries,

a member of the Federal Reserve System,

at the close of business June 30, 2005, in

accordance with a call made by the Federal Reserve Bank of this

District pursuant to the provisions of the Federal Reserve Act.

Dollar Amounts
in Millions
ASSETS

Cash and balances due from depository institutions:
Noninterest-bearing balances and currency and coin	$33,595
Interest-bearing balances	9,074
Securities:
Held to maturity securities	92
Available for sale securities	46,530
Federal funds sold and securities purchased under agreements to resell
Federal funds sold in domestic offices	27,359
Securities purchased under agreements to resell	162,222
Loans and lease financing receivables:
Loans and leases held for sale	28,317
Loans and leases, net of unearned income	$348,961
Less: Allowance for loan and lease losses	4,676
Loans and leases, net of unearned income and allowance	344,285
Trading Assets	231,417
Premises and fixed assets (including capitalized leases)	8,360
Other real estate owned	142
Investments in unconsolidated subsidiaries and associated companies	818
Customers’ liability to this bank on acceptances outstanding	549
Intangible assets
Goodwill	23,432
Other Intangible assets	9,440
Other assets	47,481
TOTAL ASSETS	$973,113

LIABILITIES
Deposits
In domestic offices	$383,950
Noninterest-bearing	$141,374
Interest-bearing	242,576
In foreign offices, Edge and Agreement subsidiaries and IBF’s	145,247
Noninterest-bearing	$7,348
Interest-bearing	137,899

Federal funds purchased and securities sold under agreements to repurchase:
Federal funds purchased in domestic offices	8,743
Securities sold under agreements to repurchase	93,698
Trading liabilities	117,933
Other borrowed money (includes mortgage indebtedness and obligations under capitalized leases)	79,495
Bank’s liability on acceptances executed and outstanding	549
Subordinated notes and debentures	17,982
Other liabilities	40,922
TOTAL LIABILITIES	888,519
Minority Interest in consolidated subsidiaries	1,426

EQUITY CAPITAL

Perpetual preferred stock and related surplus	0
Common stock	1,785
Surplus (exclude all surplus related to preferred stock)	58,838
Retained earnings	22,718
Accumulated other comprehensive income	(173)
Other equity capital components	0
TOTAL EQUITY CAPITAL	83,168

TOTAL LIABILITIES, MINORITY INTEREST, AND EQUITY CAPITAL	$973,113

I, Joseph L. Sclafani, E.V.P. & Controller of the above-named bank, do hereby declare that this Report of Condition has been prepared in conformance with the instructions issued by the appropriate Federal regulatory authority and is true to the best of my knowledge and belief.

JOSEPH L. SCLAFANI

We, the undersigned directors, attest to the correctness of this Report of Condition and declare that it has been examined by us, and to the best of our knowledge and belief has been prepared in conformance with the instructions issued by the appropriate Federal regulatory authority and is true and correct.

WILLIAM B. HARRISON, JR.	)
JAMES DIMON	) DIRECTORS
MICHAEL J. CAVANAGH	)